Exhibit 10.43
January 21, 2003

Mr. Mark Kacer
155504 SW 74th Court
Miami, FL 33157
Dear Mark

It is our pleasure to offer you the position of Chief Financial Officer, Executive Vice President, Administration at vFinance, Inc. ("VFIN" or "the Company"). Your start date will be on February 3, 2003 and your immediate supervisor will be the Chief Operating Officer of vFinance, Inc. You will, in your capacity as an officer of the Company, be responsible to the Board of Directors.

 The compensation package the Company is prepared to extend to you is as follows:

1) The Company shall pay Employee a base salary of $127,500 per annum ("Base Salary"), payable on a bi-weekly basis, less any and all applicable Federal and State taxes.

2)   Employee will be eligible to earn an annual bonus of up to $100,000:
     $33,000 of which will be based on achieving management objectives and $67,000 will be in the form of profit sharing. The management objectives and the formula for calculating the profit sharing will be mutually agreed upon between you and the Company within 60 days of employment.

3) Employee shall be eligible to participate in all employee benefit plans and arrangements now in effect or which may hereafter be established, including, without limitation, all life, group insurance and medical care plans and all disability, retirement and other employee benefit plans of the Company. In addition, the Company hereby agrees to pay for family medical (PPO) and family dental coverage for Employee. (Such coverage to begin on or about employee's start date).

4) After an initial six-months of employment, on or about August 3,2003, Employee will be evaluated as to his performance. At the Company's discretion, the Employee may receive an increase to his salary and/or a portion of his expected annual bonus. In addition to this preliminary review, the Company agrees to review Employee's work performance on an annual basis with consideration given to the Employee's salary level, bonus amount and stock option position.

5) The Employee will, immediately upon employment, begin earning (accruing) vacation at the rate of four weeks per annum.

6) Employee shall be reimbursed for all reasonable pre-approved expenses incurred in the performance of his duties including, but not limited to, cellular telephone, entertainment, travel and other expenses deemed reasonably necessary by his direct superiors.

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7)   Employee will be granted an option to purchase 500,000 shares of VFIN
     Common Stock at an exercise price of $0.20 per share ("Options") pursuant to the terms and conditions of the Employee Option Plan. The Options shall vest as follows: 100,000 Options shall vest on August 3, 2003. 200,000 Options shall vest each year on August 3, 2004 and August 3, 2005. Employee will also be eligible for ongoing option grants at the discretion of the Company. All Options vest if there is a change in management control of the company. Change of management control is deemed to occur when an individual or company purchases more than 51% of the issued shares of the Company and the Chairman and CEO of the Company are terminated or their respective positions are replaced. Beginning no later than one (1) year from the date of employment, the Company shall provide the Employee with standard piggy-back registration rights with respect to the shares of VFIN Common Stock underlying the Options.

8) Employee's employment with the Company is "at will". The Company may for any reason, with or without cause, terminate you. During the term of your employment, you shall perform the duties and responsibilities consistent with the Position Description (see attachment) for the Chief Financial Officer as well as other duties as may be assigned to you. In the event the Company terminates you without cause or the Employee terminates his employment for any reason, each Party shall give the other party 90-day notice of termination in writing. The Company, at its option, reserves the right to accept Employees termination notice effective upon receipt of such notice by Employee. Should there be a change of management control as defined in 6 above and should new management terminate your employment; then you will be entitled to severance equal to one year salary plus benefits paid to Employee in twelve (12) equal monthly payments as long as you do not receive compensation for your ownership in the company in an amount equal to or greater than $1,000,000 USD. Should new management reduce Employee's salary and/or reduce the amount of bonus the Employee can earn, then you would have the option to terminate your employment and receive one year's salary (plus benefits) paid to you in twelve (12) equal monthly payments provided you do not receive compensation for your ownership in vFinance in an amount equal to or greater than $1,000,000 USD.

9) "Confidential Information" means knowledge, information and material which is proprietary to the Company, of which Employee may obtain knowledge or access through or as a result of his employment by the Company (including information conceived, originated, discovered or developed in whole or in part by Employee during his employment with the Company). Confidential Information includes, but is not limited to, technical knowledge, information and material such as trade secrets, processes, formulas, data, know-how, strategies, analytical models, improvements, inventions, computer programs, drawings, patents, and experimental and development work techniques. Marketing and other information such as supplier lists, customer lists, list of prospective customers and acquisition targets, marketing and business plans, business or technical needs of customers, consultants, licenses or suppliers and their methods of doing business, arrangements with customers, consultants, licenses or suppliers, manuals and personal records or data. Confidential information also includes any information described above which the Company obtains from another party and which the Company treats as proprietary or designates as confidential, whether or not owned or developed by the Company. Notwithstanding the foregoing, any information which is or becomes available to the general public otherwise than by breach of this Section shall not constitute Confidential Information for purposes of this Agreement.

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a)   During the term of your employment and eighteen (18) months thereafter,
     Employee agrees to hold in confidence all Confidential Information and not to use such information for Employee's own benefits or to reveal, report, publish, disclose or transfer, directly or indirectly, any Confidential Information to any person or entity, or to utilize Confidential Information for any purposes, except in the course of Employee's work for the Company.

b) Employee will abide by any and all security rules and regulations, whether formal or informal, that may from time to time be imposed by the Company for the protection of Confidential Information, and will inform the Company of any defects in or improvements that could be made to, such rules and regulations.

c) Employee will notify the Company in writing immediately upon receipt of any subpoena, notice to produce, or other compulsory order to process of any court of law or government agency if such document requires or may require disclosure or other transfer of Confidential Information.

d) Upon termination of employment, Employee will deliver to the Company any and all records and tangible property that contains Confidential Information that is in his possession or under his control.

10) The Employee covenants and agrees that for a eighteen (18) month period following termination, you will not, directly or indirectly, hire any employee of the Company or its affiliates or solicit or induce any employee of the Company or its affiliates to leave the Company.

11) In consideration for the Company offering you employment, Employee covenants and agrees that during your employment and for a eighteen (18) months thereafter, you will not, without the express prior written consent of the Company, directly or indirectly, compete with the business of the Company anywhere within the United States of America. Employee will undertake no activities that may lead you to compete with or to acquire rival, conflicting or antagonistic interests to those of the Company with respect to the business of the Company, whether alone, as a partner, or as an officer, director, employee, independent contractor, consultant or shareholder holding 5% or more of the outstanding voting stock of any other corporation, or as a trustee, fiduciary or other representative of any other person or entity.

If any court shall determine that the duration or geographical limit of any covenant contained in these Sections 9, 10 or 11 is unenforceable, it is the intention of the parties that these covenants shall not thereby be terminated but shall be deemed amended to the extent required to render it valid and enforceable, and such amendment to apply in the jurisdiction of the court that has made such adjudication.

Employee acknowledges that by accepting this offer of employment, the covenants contained in Sections 9, 10 and 11 hereof are the basis upon which this offer is being proffered and that each of these covenants is reasonable and necessary to protect and preserve the interests, properties and business of the Company, and that an irreparable loss and damage will be suffered by the Company should Employee breach any such covenants. Employee further acknowledges that he shall not be precluded from the enforcement of these provisions.

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We are excited at the prospects of working with you, as we believe that you possess skills that will assist vFinance in its efforts to be a leading financial services company. Please indicate your acceptance by signing this letter in the space provided below.

vFinance, Inc.

/s/ Renee Bobula
    Renee Bobula
    Human Resources Director
    January 21st, 2003

Agreed and accepted:

Employee

/s/ Mark Kacer
    Mark Kacer
    Chief Financial Officer
    January 21st, 2003